Exhibit 99.1

Westlake Chemical Corporation Issues Statement Regarding European Commission Investigation

HOUSTON, July 14, 2020 – Westlake Chemical Corporation (NYSE: WLK) today confirmed that one of its subsidiaries has been named in a European Commission decision regarding certain anti-competitive practices in the purchasing of ethylene that occurred prior to 2017.

The practices were uncovered as a result of Westlake’s internal compliance program. Westlake voluntarily disclosed these practices to the European Commission and fully cooperated with the related investigation. Based on the company’s voluntary notification and cooperation, the European Commission granted Westlake immunity from government fines.

Westlake is committed to fair and open competition. Westlake’s policies prohibit its employees from engaging in anti-competitive practices or other illegal or unethical behavior.

About Westlake

Westlake is a global manufacturer and supplier of materials and innovative products that enhance life every day. Headquartered in Houston, we provide the building blocks for vital solutions — from packaging and healthcare products to automotive and consumer goods, to building and construction products. For more information, visit the company’s web site at www.westlake.com.

Contacts

Media Inquiries:

Westlake Chemical Corp.

Ben Ederington, 713-960-9111

or

Investor Inquiries:

Westlake Chemical Corp.

Steve Bender, 713-960-9111